Exhibit 99.1

CONTACT: Jim Kosowski
304-234-2440

RELEASE DATE: November 9, 2004

FOR IMMEDIATE RELEASE

WHEELING-PITTSBURGH CORPORATION ANNOUNCES
2004 THIRD QUARTER RESULTS

     WHEELING, WV, November 9, 2004 – Wheeling-Pittsburgh Corporation (NASDAQ: WPSC), the holding company of Wheeling-Pittsburgh Steel Corporation, today reported its financial results for the quarter ended September 30, 2004.

     The Company reported operating income of $54.8 million for the third quarter of 2004, which represents a 39% increase over operating income of $39.4 million reported for the second quarter of 2004. Operating income for the third quarter was increased by a $5.0 million non-recurring reduction of VEBA expense. The $5.0 million non-recurring VEBA expense reduction resulted from an agreement with the USWA authorizing the VEBA trust to sell certain shares of our common stock, with proceeds from the sale in excess of a pre-determined amount reducing current VEBA expense. Based on net income of $35.6 million, the Company reported earnings per share of $3.53 per basic share and $3.42 per diluted share for the third quarter, as compared to net income of $27.1 million or $2.85 per basic share and $2.79 per diluted share for the second quarter. Net sales for the quarter totaled $401.8 million on shipments of 535,575 tons of steel products, as compared to net sales of $356.1 million on shipments of 548,474 tons of steel products shipped for the previous quarter.

     The average selling price for steel shipped during the third quarter was $750 per ton as compared to $649 per ton for the second quarter. Cost of goods sold per ton averaged $600 for the third quarter, up from $534 per ton reported for the second quarter. Hurricane Ivan adversely affected costs incurred during the third quarter of 2004. Depreciation and selling, general and administrative expenses totaled $7.8 million and $17.7 million, respectively, for the third quarter as compared to $7.5 million and $16.3 million, respectively, for the second quarter. Interest expense declined to $4.4 million as compared to $5.1 million for the previous quarter.

     During the third quarter of 2004, the Company completed a public offering of 3,719,898 shares of its common stock. Net proceeds from the sale of $99.7 million were used to reduce outstanding indebtedness of the Company and to provide funds to be used for future capital expenditures.

     “The Company’s operating income of $54.8 million reflects continued strong pricing throughout the quarter, and occurred despite the adverse effects of Hurricane Ivan” said James G. Bradley, Chairman, President and CEO of Wheeling-Pittsburgh. “These results, together with our successful public stock offering, have strengthened our balance sheet and improved our financial resilience. Additionally, installation of our new continuous EAF continues on schedule and the LMF portion began operation on Oct. 1.”

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Wheeling Pittsburgh Corporation Third Quarter Results

     Bradley added, “Subsequent to the third quarter, we completed important outages at our hot strip mill and finishing facilities. These outages will help ensure our ability to produce and ship product. As a result of anticipated continued high demand and constraints on raw materials, we expect steel pricing in 2005 to continue to be strong.”

     Management will conduct a live call today at 11:00 a.m. ET to review the Company’s financial results and business prospects. Individuals wishing to participate can join the conference call by dialing 1-800-218-4007 or 1-303-262-2193. A replay of the call will be available until November 16, 2004 by dialing 1-800-405-2236, or, 1-303-590-3000, and using pass code 11013549. The call can also be accessed via the Internet live or as a replay through http://www.fulldisclosure.com.

     This release may contain projections or other forward-looking statements regarding future events or the future financial performance of Wheeling Pittsburgh Corporation that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the “Business — Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and other reports and filings with the SEC, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. These risk factors include, among others, the Company’s potential inability to generate sufficient operating cash flow to service or refinance its indebtedness, concerns relating to financial covenants and other restrictions contained in its credit agreements, intense competition, dependence on suppliers of raw materials, the difficulties involved in constructing an electric arc furnace, and cyclical demand for steel products. In addition, any forward-looking statements represent Wheeling Pittsburgh Corporation’s views only as of today and should not be relied upon as representing the Company’s views as of any subsequent date. While Wheeling Pittsburgh Corporation may elect to update forward-looking statements from time to time, the Company specifically disclaims any obligation to do so.

About Wheeling Pittsburgh:

     Wheeling Pittsburgh is an integrated steel company engaged in the making, processing and fabrication of steel and steel products. The Company’s products include hot rolled and cold rolled sheet and coated products such as galvanized, pre-painted and tin mill sheet. The Company also produces a variety of steel products including roll formed corrugated roofing, roof deck, floor deck, bridgeform and other products used primarily by the construction, highway and agricultural markets.

     The Company emerged from bankruptcy pursuant to a plan of reorganization that became effective on August 1, 2003. Accordingly, for accounting purposes, unaudited consolidated financial statements for periods after August 1, 2003 related to a new reporting entity (the “Reorganized Company”) and comparisons to prior period performance in many respects are not directly comparable to prior periods of the old reporting entity (the “Predecessor Company”). Among other changes, there have been substantial reductions in employment levels, changes in employee and retiree benefits, and the revaluation of assets and liabilities. A black line has been shown on the financial statements to separate current results from pre-reorganization information since they are not prepared on a comparable basis. Comparisons noted are made on a sequential basis.

     The Company’s unaudited consolidated statements of operations and unaudited consolidated balance sheets are attached.

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WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except tons and per share amounts)

	Reorganized Company			Predecessor Company
	Quarter	Nine Months	Two Months	One Month	Seven Months
	Ended	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	July 31,	July 31,
	2004	2004	2003	2003	2003
Tons Shipped	535,575	1,622,750	370,726	188,546	1,305,046

Revenues
Net sales, including sales to affiliates of $109,496, $271,702, $38,609, $23,092 and $164,273	$401,800	$1,032,127	$159,789	$81,298	$570,439

Cost and expenses
Cost of products sold, excluding depreciation and amortization expense, including cost of products sold to affiliates of $91,238, $231,987, $34,656, $20,662 and $143,840	321,516	870,405	159,314	76,877	563,832
Depreciation and amortization expense	7,756	22,957	3,568	6,095	39,889
Selling, administrative and general expense	17,748	49,043	9,004	4,648	29,906
Reorganization and professional fee expense	—	—	—	1,995	8,140

Total costs and expenses	347,020	942,405	171,886	89,615	641,767

Operating income (loss)	54,780	89,722	(12,097)	(8,317)	(71,328)
Interest expense and other financing costs	(4,392)	(14,669)	(3,891)	(1,462)	(9,185)
Other income	4,859	12,524	757	382	3,228
Reorganization income (expense):
Fair value adjustments	—	—	—	(152,708)	(152,708)
Gain on discharge of indebtedness	—	—	—	557,541	557,541
Other	—	—	—	(4,918)	(4,758)

Income (loss) before income taxes	55,247	87,577	(15,231)	390,518	322,790
Income tax provision (benefit)	19,657	31,555	6	(12)	(641)

Net income (loss)	$35,590	$56,022	$(15,237)	$390,530	$323,431

Earnings per share
Basic	$3.53	$5.78	$(1.60)	*	*
Diluted	$3.42	$5.63	$(1.60)	*	*
Weighted average shares (in thousands):
Basic	10,091	9,699	9,500	*	*
Diluted	10,393	9,946	9,500	*	*

* Prior to reorganization, the Company was a wholly-owned subsidiary of WHX Corporation.

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	September 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$15,181	$4,767
Trade receivables, less allowance for doubtful accounts of $2,814 and $2,061	167,414	104,025
Inventories	150,721	146,895
Prepaid expenses and deferred charges	14,229	11,583

Total current assets	347,545	267,270
Investment in affiliated companies	49,630	42,857
Property, plant and equipment, less accumulated depreciation of $32,320 and $10,051	458,529	387,765
Deferred income tax benefits	20,189	23,170
Restricted cash	32,218	87,138
Goodwill	—	30,000
Other intangible assets, less accumulated amortization of $1,108 and $423	8,390	9,076
Deferred charges and other assets	19,188	21,610

Total assets	$935,689	$868,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$63,630	$76,108
Short-term debt	—	79,251
Payroll and employee benefits payable	50,718	57,862
Accrued federal, state and local taxes	10,428	10,744
Deferred income tax liabilities	19,955	23,170
Accrued interest and other liabilities	6,268	9,672
Long-term debt due in one year	31,505	2,698

Total current liabilities	182,504	259,505
Long-term debt	312,381	340,696
Other employee benefit liabilities	149,495	142,433
Other liabilities	20,212	21,639

Total liabilities	664,592	764,273

STOCKHOLDERS’ EQUITY
Common stock — $.01 Par value; 14,057,908 and 10,000,000 shares issued, 14,053,908 and 10,000,000 shares outstanding	141	100
Additional paid-in capital	258,471	149,901
Accumulated earnings (deficit)	17,092	(38,930)
Deferred compensation	(4,547)	(6,458)
Treasury stock, 4,000 shares, at cost	(60)	—

Total stockholders’ equity	271,097	104,613

Total liabilities and stockholders’ equity	$935,689	$868,886